Exhibit 99.1

Vallon Pharmaceuticals Provides Update on Recent Pipeline and Corporate Advancements

- Lead program, ADAIR, advancing toward completion of patient enrollment and treatment in ongoing SEAL study

- Selection of final formulation completed for second development program, ADMIR

- Company’s two lead programs targeting the large and growing ~$9 billion US ADHD market

- New data from a survey of nearly 500 prescription stimulant abusers support the clinical unmet need for abuse deterrent stimulants

PHILADELPHIA, PA, October 12, 2021 – Vallon Pharmaceuticals, Inc. (NASDAQ: VLON), (“Vallon” or the “Company”), a clinical-stage biopharmaceutical company primarily focused on the development of novel drugs that are designed to deter abuse in the treatment of central nervous system (CNS) disorders, today provided an update on the progress of its development programs, ADAIR and ADMIR, which leverage the Company’s proprietary technology that is designed to resist manipulation for snorting and provide barriers to injection.

“Over the past few months, we have made considerable progress on multiple fronts. While the COVID-19 pandemic has presented some inevitable challenges in patient recruitment for the SEAL study, we are pleased to have achieved approximately 75% of target subject completion. We have implemented additional recruiting initiatives which have bolstered our enrollment efforts. Our team continues to advance toward the completion of enrollment and treatment of all subjects, now targeted for the first quarter of 2022, with topline results expected shortly thereafter,” commented David Baker, President & Chief Executive Officer of Vallon.

“Additionally, we have made important advancements in our second development program, ADMIR, by finalizing the selection of a very promising abuse-deterrent formulation of methylphenidate (Ritalin®). We have signed a manufacturing agreement with Catalent, a development and manufacturing partner and are moving towards filing an IND which will allow the commencement of human clinical trials. In addition, we’ve strengthened our corporate expertise and leadership with the formation of a scientific advisory board. We believe their knowledge and expertise will be a significant asset and validates our approach to the advancement our CNS-focused, novel abuse-deterrent platform. With this exciting progress, I believe we are well-positioned to successfully bring our first program, ADAIR, across the finish line and continue to progress additional opportunities in the development of much-needed treatments for CNS disorders,” added Mr. Baker.

ADAIR[1]: Abuse-Deterrent Formulation of Dextroamphetamine

ADAIR is the Company’s proprietary abuse-deterrent formulation of immediate-release dextroamphetamine currently in development for the treatment of attention deficit hyperactivity disorder (ADHD) and narcolepsy. ADAIR is being developed leveraging the de-risked 505(b)(2) regulatory pathway and is currently being evaluated in a pivotal intranasal abuse study, the SEAL
[1] ADAIR is not approved by the FDA

study. The SEAL study is expected to be the final clinical trial prior to NDA filing. If approved, ADAIR has the potential to address the growing Adderall® segment of the ~$9 billion US ADHD market.

The SEAL study is a pivotal randomized, double-blind, double dummy, placebo and active-controlled 4 period, 4-way crossover assessing the pharmacodynamics (PD), pharmacokinetics (PK), safety and tolerability of manipulated ADAIR 30 mg when compared to crushed d-amphetamine sulfate and placebo. Safety will be assessed via adverse events, vital signs, ECGs, clinical laboratory tests and other standard measures.

Patient enrollment is ongoing with approximately 75% of the target number of subjects completing the study. The final patient visit and completion of treatment is expected in the first quarter of 2022 with topline results expected shortly thereafter.

ADAIR is also currently being developed in Europe and the UK through a license and collaboration agreement with MEDICE Arzneimittel Pütter GmbH, a leader in the European ADHD market. The Company is in ongoing partnering discussions for additional regional license opportunities for ADAIR.

Vallon received its first EU patent for ADAIR in July 2021. The Company has filed additional patents in other major territories that are important ADHD markets in order to bolster its IP protection.

ADMIR: Abuse-Deterrent Formulation of Methylphenidate (Ritalin®)

The Company’s second program in development is ADMIR, a novel abuse-deterrent formulation of immediate-release methylphenidate (Ritalin). Ritalin is another commonly prescribed stimulant for treating ADHD that is frequently misused and abused.

Vallon has completed its formulation development work and selected a final formulation for ADMIR. This formulation has demonstrated excellent dissolution and abuse-deterrent characteristics in the laboratory setting that the Company believes is compelling for advanced development. Preparations are underway to submit an IND with plans to commence the first human clinical trial in 2022.

Additionally, the Company recently entered into an agreement with Catalent to support the development and manufacturing of ADMIR. Catalent is a leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, cell and gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable global clinical and commercial product supply.

Real World Stimulant Abuse Insights and the Need for Abuse-Deterrent Formulations

In addition to advancing its clinical programs, the Company recently sponsored a large survey on stimulant abuse patterns in adults. The survey was led by researchers at the University of Kentucky and included nearly 500 people who misuse or abuse prescription stimulants. Results of the survey provided important insights into patterns of abuse and confirmed the clinical unmet need for products with abuse deterrent characteristics like ADAIR. Results from the survey have been accepted for presentation at the upcoming American Academy of Child and Adolescent Psychiatry Annual Meeting being held virtually October 18-30, 2021.

About Vallon Pharmaceuticals, Inc.

Vallon Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company, headquartered in Philadelphia, PA. The Company is focused on the development of new medications to help patients with CNS disorders. The Company’s lead investigational product candidate, ADAIR, is a novel abuse deterrent formulation of amphetamine immediate release being developed for the treatment of ADHD and narcolepsy.
For more information about the company, please visit www.vallon-pharma.com or connect with us on LinkedIn or Twitter.

References and links to websites have been provided for convenience, and the information contained on any such website is not a part of, or incorporated by reference into, this press release. Vallon is not responsible for the contents of third-party websites.

Forward Looking Statements

This press release contains “forward-looking statements” that are based on Vallon’s current expectations and subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation, Vallon’s ability to execute its business plan, continue its growth and fund its ongoing business activities as planned, Vallon’s ability to develop and commercialize its product candidates, expectations related to results of clinical trials and studies, Vallon’s expectations with respect to the important advantages it believes its abuse-deterrent formulation of drugs have over similar drugs in the market and the growing need for abuse-deterrent formulations of drugs, Vallon’s ability to utilize the 505(b)(2) regulatory pathway, Vallon’s ability to obtain FDA approval of ADAIR and its other product candidates, and Vallon’s expectations with respect to its cash runway. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will,” “would,” or the negative of these words or other similar expressions. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Vallon’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
JTC Team, LLC
Jenene Thomas
(833) 475-8247
vallon@jtcir.com